UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2020

Radian Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street,

Philadelphia, Pennsylvania, 19102

(Address of Principal Executive Offices, and Zip Code)

(215) 231-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers.

In February 2020, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Radian Group Inc. (the “Company”) and the Board approved an amendment of outstanding performance-based restricted stock unit awards (“PSUs”) and time-based restricted stock unit awards (“RSUs,” and together with the PSUs, the “Equity Awards”) held by eligible employees (including former employees) and directors to add dividend equivalent rights to such Equity Awards (the “Equity Amendment”). This Equity Amendment was made in conjunction with the Board’s approval of an increase in the quarterly dividend to the Company’s stockholders effective for the current quarter (as further discussed in Item 8.01 of this report), with the objective of further aligning the Company’s long-term incentive compensation program with the interests of its stockholders.

The Equity Amendment does not apply to certain PSUs granted in 2016 and 2017 to the currently identified “covered employees,” within the meaning of Section 162(m) of the Internal Revenue Code, and RSUs and PSUs granted to the Company’s Chief Financial Officer in 2016 and 2017, because these awards may be “grandfathered” under the rules applicable to Section 162(m).

In general, the Equity Amendment provides that upon the declaration and payment by the Company of a cash dividend on its common stock, each holder of an eligible Equity Award will be entitled to receive a dollar amount equal to the per-share cash dividend paid by the Company (a “Dividend Equivalent”) multiplied by the total number of RSUs and PSUs subject to such award, with the number of PSUs initially measured at target and adjusted at vesting based on performance under the award. Any Dividend Equivalents credited to an Equity Award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award, including, as it relates to PSUs, the requirement that certain specified performance conditions be met.

Until the payment date for the Equity Awards, Dividend Equivalents will be credited when dividends are paid on shares of the Company common stock. Dividend Equivalents will accrue on unvested Equity Awards in a non-interest bearing book account and will not be paid to holders prior to vesting of the Equity Awards. Except as provided below with respect to deferred compensation, such Dividend Equivalents, as adjusted to take into account achievement of the applicable performance goals with respect to PSUs, will be paid in cash when the Equity Awards vest. If and to the extent that the underlying Equity Awards are forfeited, all related Dividend Equivalents will be forfeited.

For vested Equity Awards that are subject to a post-vesting holding requirement, after the Equity Awards vest, Dividend Equivalents will be paid in cash when dividends are paid on the underlying common stock of the Company, unless the Equity Awards are deferred, as discussed below.

If Equity Awards are deferred under the Company’s deferred compensation plans, the Dividend Equivalents with respect to such deferred Equity Awards will be paid in cash when the Equity Awards are paid pursuant to the terms of such plan.

The awards subject to the amendments described above include awards held by the Company’s Named Executive Officers. Set forth below are the Equity Awards held by Named Executive Officers that are subject to the Equity Amendment as of February 11, 2020 (the effective date of the amendment):

Named Executive Officer	PSUs(#) (A)	RSUs(#)
Richard G. Thornberry	264,070	152,788
J. Franklin Hall	53,030	20,292
Derek V. Brummer	64,210	28,184
Edward J. Hoffman	53,480	23,706
Brien J. McMahon	50,220	21,544

(A)	Represents the target number of PSUs awarded. The number of PSUs that actually vest, if any, will depend on the level of achievement of certain performance conditions specified in the terms of the award.

Item 8.01	Other Events.

On February 13, 2020, the Company announced that its Board of Directors approved an increase to the Company’s quarterly cash dividend from $0.0025 to $0.125 per share. The Board approved this increase effective for Radian’s quarterly dividend payable on March 6, 2020 to stockholders of record as of February 24, 2020. The declaration and payment of future quarterly cash dividends remains subject to the Board’s determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: February 18, 2020
	By:	/s/ Edward J. Hoffman
Edward J. Hoffman